Exhibit 10.1

NINTH AMENDMENT TO LEASE AGREEMENT

This NINTH AMENDMENT TO LEASE AGREEMENT (“this Ninth Amendment”) is dated as of August 28, 2026 (“Effective Date”), by and between ARE-8000/9000/10000 VIRGINIA MANOR, LLC, a Delaware limited liability company, having an address at 26 North Euclid Avenue, Pasadena, California  91101 (“Landlord”), and NEXTCURE, INC., a Delaware corporation, having an address at 2850 Quarry Lake Drive, Suite 280, Baltimore, Maryland  21209 (“Tenant”).

RECITALS

A.Landlord and Tenant have entered into that certain Lease Agreement dated as of January 30, 2019 (“Original Lease”), as amended by that certain First Amendment to Lease Agreement dated as of August 2, 2019 (“First Amendment”), that certain Second Amendment to Lease Agreement dated as of February 19, 2020 (“Second Amendment”), that certain Third Amendment to Lease Agreement dated as of February 4, 2022 (“Third Amendment”), that certain Fourth Amendment to Lease Agreement dated as of June 10, 2022 (“Fourth Amendment”), that certain Fifth Amendment to Lease Agreement dated as of November 28, 2022 (“Fifth Amendment”), that certain Sixth Amendment to Lease Agreement dated April 19, 2023 (“Sixth Amendment”), that certain Seventh Amendment to Lease Agreement dated July 27, 2026 (“Seventh Amendment”), and that certain Eighth Amendment to Lease Agreement dated August 3, 2026 (“Eighth Amendment”: together with the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the Seventh Amendment, the “Lease”), wherein Landlord leased to Tenant approximately 29,864 rentable square feet (“Premises”) located at Suite 140, 8000 Virginia Manor Road, Beltsville, Maryland  20705, as more particularly described in the Lease.

B.The Term of the Lease is scheduled to expire at 11:59 p.m. Eastern time on March 31, 2030 (“Scheduled Expiration Date”).

C.Landlord and Tenant desire to amend the Lease to, among other things, confirm Landlord’s retention of the cash Security Deposit, accelerate the Scheduled Expiration Date, and provide for the payment of certain monies to Landlord, all on the terms and conditions set forth in this Ninth Amendment.

AGREEMENT

Now, therefore, in consideration of the foregoing Recitals, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is amended as follows:

1.Definitions; Recitals.  Terms used in this Ninth Amendment but not otherwise defined shall have the meanings set forth in the Lease (as amended).  The Recitals form an integral part of this Ninth Amendment and are hereby incorporated by reference.

2.Termination Date.  The Scheduled Expiration Date is hereby accelerated to the date (as applicable, the “Termination Date”) that is the earlier of (a) 11:59 p.m. Eastern time on December 31, 2027 (“Outside Termination Date”), and (b) such earlier date that Landlord effectuates a termination of the Lease pursuant to the Accelerated Termination Right (as defined below). Notwithstanding anything to the contrary contained in the Lease, the Term of the Lease shall terminate on the Termination Date.

3.Accelerated Termination Right. Landlord shall have the right (“Accelerated Termination Right”), effective at any time before the Outside Termination Date, by delivery of not less than 3 business days' advance written notice to Tenant before the applicable effective date (“Accelerated Termination Notice”), to further accelerate the Termination Date to a date before the Outside Termination

Date, whereupon the Term of the Lease shall automatically terminate on the date specified in the Accelerated Termination Notice. Tenant hereby waives any statutory notice periods regarding delivery of the Accelerated Termination Notice.  Notwithstanding the continuation of the Lease from the Effective Date through the Termination Date, there shall be no financial liability incurred by Tenant arising from, as a result of, or related to the period of time from the Effective Date through the Termination Date (other than the obligations of Tenant under this Ninth Amendment).  Nothing in this Ninth Amendment, however, shall relieve Tenant from any liability under the Lease resulting from any entry to or use of the Premises by employees, agents, contractors, or invitees of Tenant acting under the direction of or in concert with Tenant on or after the Effective Date.  From and after the Effective Date, Landlord and its agents shall have the right to enter the Premises from time to time without notice to, or consent by, Tenant to show the Premises to brokers and prospective tenants.

4.Termination of Future Payments.  Subject to the payment to Landlord of the amounts set forth in Section 5 below, Tenant’s obligation to pay any amounts to Landlord, including installments of Base Rent and Additional Rent due and payable on and after September 1, 2026, shall terminate on September 1, 2026.  After the Effective Date and subject to (a) Landlord’s receipt of the payments set forth in Section 5 below and (b) the provisions of Section 7 below, all financial obligations of Tenant to Landlord under the Lease shall be deemed fulfilled and extinguished and there shall be no reconciliation of Tenant's Share of Operating Expenses or other adjustments, refunds, or charges.

5.Amounts Payable by Tenant.  At the time and in the manner described in this Section 5, Tenant shall pay to Landlord the amount set forth in Section 5.a and Landlord shall have the right to retain the cash Security Deposit as provided in Section 5.b.  Such amounts shall not constitute a penalty.

a.Lump Sum Payment.  Concurrently with Tenant’s execution and delivery of this Ninth Amendment, Tenant shall pay to Landlord an amount equal to $758,648 by wire transfer (via Fedwire) of immediately available funds to an account designated in writing by Landlord.

b.Existing Security Deposit.  The Security Deposit is in the form of cash, previously paid by Tenant to Landlord pursuant to the Sixth Amendment, in the amount of $39,292.70.  Landlord shall have the right to retain the Security Deposit in full.  Tenant shall have no obligation to restore the Security Deposit or to post any new Security Deposit.  Tenant unconditionally and irrevocably waives any right to object to or otherwise oppose such retention of the Security Deposit.

6.Voluntary Relinquishment of Possession.  Effective as of the Termination Date: (i) Tenant shall voluntarily surrender possession of the Premises to Landlord in accordance with the surrender provisions contained in the Lease, free of the personal property, goods, and effects of Tenant (except for the Relinquished Property (as defined below)), and broom clean, ordinary wear and tear excepted, and (ii) any personal property, goods, and effects of Tenant remaining in the Premises as of the Termination Date shall be deemed to be abandoned by Tenant, and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability to Tenant.  For purposes of this Ninth Amendment, “Relinquished Property” means the personal property, goods, and effects of Tenant identified on Exhibit A attached hereto.  Tenant hereby represents and warrants to Landlord that Tenant has good and marketable title to the Relinquished Property free and clear of all liens and encumbrances.  This Ninth Amendment shall constitute a bill of sale for the Relinquished Property.

a.Decommissioning Report.  By no later than September 15, 2026, Tenant shall deliver to Landlord a true and correct copy of a decommissioning report (“Decommissioning Report”) prepared by an environmental consultant reasonably acceptable to Landlord confirming that the Premises are free of Hazardous Materials in violation of Environmental Requirements brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party before the Effective Date as further provided in the Lease.

b.Cooperation.  After the Termination Date, Tenant shall have no rights of any kind with respect to the Premises.  Tenant agrees to cooperate with Landlord in all matters, as applicable, relating to the surrender or revocation of all licenses of Tenant relating to the Premises.

7.Reserved Rights.  Each party is hereby excused as of the Termination Date from any further obligations with respect to the Lease, excepting only such obligations as otherwise provided in this Ninth Amendment.  Nothing herein (including Section 4 above) shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials used, stored, handled, treated, generated in, or released or disposed of from the Premises or for violations of any governmental requirements or any requirements of applicable Legal Requirements.

8.Release of Liability.  As of the Termination Date, Tenant releases and exculpates Landlord from any liability arising from the Lease.  Tenant acknowledges that this release is an essential and material term of this Ninth Amendment, without which Landlord would not become a party to this Ninth Amendment.

9.No Assignment or Subletting.  Tenant represents and warrants that it has not assigned, mortgaged, pledged, encumbered, or otherwise transferred any right, title, and interest in the Lease or subleased all or any part of the Premises and that Tenant holds the right, title, and interest in the Premises set forth in the Lease as of the Effective Date.

10.Tenant’s Acknowledgment.  Tenant acknowledges that it has read the foregoing provisions, understands them, and is bound by them.  Time is of the essence in this Ninth Amendment.

11.	Miscellaneous.

a.Entire Agreement.  The Lease, as amended by this Ninth Amendment, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  The Lease, as so amended by this Ninth Amendment, may be amended only by an agreement in writing, signed by the parties hereto.

b.Binding Effect.  This Ninth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.Broker.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent, or other person (collectively, “Broker”) in connection with this Ninth Amendment and that no Broker brought about this Ninth Amendment, other than CBRE representing Tenant.  Tenant shall be solely responsible for paying any compensation due to CBRE arising out of this Ninth Amendment.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker (other than CBRE) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Ninth Amendment.

d.Counterparts.  This Ninth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000, including DocuSign) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Ninth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

e.Ratification; Conflicts.  Except as amended and/or modified by this Ninth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Ninth Amendment.  In the event of any conflict between the provisions of this Ninth Amendment and the provisions of the Lease, the provisions of this Ninth Amendment shall prevail.  Regardless of whether specifically amended by this Ninth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Ninth Amendment.

f.Exhibit.  Any Exhibit referenced in this Ninth Amendment is incorporated by this reference as if fully set forth in this Ninth Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Ninth Amendment under seal as of the day and year first above written.

TENANT:

nextcure, inc.,

a Delaware corporation

By: /s/ Michael Richman(SEAL)

Its: President and CEO

□ I hereby certify that the signature, name, and title
above are my signature, name, and title.

LANDLORD:

ARE-8000/9000/10000 VIRGINIA MANOR, LLC,

a Delaware limited liability company

By:ARE-Life Science JV, LLC,

a Delaware limited liability company,

managing member

By: /s/ Gregory Kay(SEAL)

Name: Gregory Kay

Title: SVP – Real Estate Legal Affairs

EXHIBIT A

RELINQUISHED PROPERTY

2 conference rooms

●	1 large (conference table, chairs)
●	1 small (conference table, chairs, credenza)

8 single offices

●	1 desk per office, 1 small conference table, chairs (desk, table and sitting), bookshelves (or storage closet or credenza)

1 group office

●	3 desks, chairs

3 Pantries

●	3 refrigerators
●	3 microwaves